ECLIPSE FUNDS INC.

CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST:           The title of the document being corrected is Articles Supplementary (the "Articles").

SECOND:      The sole party to the Articles is Eclipse Funds Inc., a Maryland corporation (the "Corporation").

THIRD:          The Articles were filed with the State Department of Assessments and Taxation of Maryland ("SDAT") on December 17, 2007.

FOURTH:      The provision of the Articles which is to be corrected and as previously filed with SDAT is as set forth below:

The third bulleted paragraph of Article FIRST currently reads as follows:

• reclassified 800 million (800,000,000) authorized but unissued shares of common stock, par value $0.01 per share, without further classification, as follows, each with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of shares of Common Stock, par value $0.01 per share, of the Corporation as set forth set forth in Article V of the Charter and in any other provisions of the Charter relating to stock of the Corporation generally:

Name of Series	Name of Class	Authorized Shares (in Millions)

130/30 High Yield Fund	A	200
	C	200
	I	200
	Investor	200

FIFTH:     The provision of the Articles as corrected hereby is set forth below:

The third bulleted paragraph of Article FIRST as corrected shall read as follows:

•   reclassified 800 million (800,000,000) authorized but unissued shares of common stock, par value $0.01 per share, without further classification, as follows, each with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of shares of Common Stock, par value $0.01 per share, of the Corporation as set forth in Article V of the Charter and in any other provisions of the Charter relating to stock of the Corporation generally:

Name of Series	Name of Class	Authorized Shares (in Millions)

MainStay 130/30 High Yield Fund	A	200
	C	200
	I	200
	Investor	200

SIXTH:   The undersigned President of the Corporation acknowledges this Certificate of Correction to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed in its name and on its behalf by its President and attested by its Assistant Secretary this 31st day of December 2007.

ATTEST:		ECLIPSE FUNDS INC.

/s/ Thomas Humbert	By:	/s/ Stephen P. Fisher
Thomas Humbert		Stephen P. Fisher
Assistant Secretary		President